           As filed with the Securities and Exchange Commission on July 6, 1999

                                                     Registration No. 333-______
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                   KFX  INC.
                          --------------------------
            (Exact name of Registrant as Specified in Its Charter)

                                   Delaware
                                   --------
        (State or Other Jurisdiction of Incorporation or Organization)

                                  84-1079971
                                  ----------
                     (I.R.S. Employer Identification No.)

               1999 Broadway, Suite 3200, Denver, Colorado 80202
               -------------------------------------------------
                    (Address of Principal Executive Offices)

                 1998 DIRECTORS NONQUALIFIED STOCK OPTION PLAN
             1998 ADVISORY COMMITTEE NONQUALIFIED STOCK OPTION PLAN
                           1999 STOCK INCENTIVE PLAN
                           -------------------------
                           (Full Title of the Plans)

                                Theodore Venners
                                    KFx Inc.
               1999 Broadway, Suite 3200, Denver, Colorado 80202
                                 (303-293-2992)
                                 --------------
           (Name, Address and Telephone Number of Agent for Service)

                        CALCULATION OF REGISTRATION FEE


 Title of Securities      Amount To Be      Proposed Maximum Offering     Proposed Maximum         Amount of
 To Be Registered          Registered           Price Per Share*              Aggregate          Registration
                                                                           Offering Price            Fee**
---------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value         2,300,000 Shares            $1.46875                 $3,378,125             $939.12
---------------------------------------------------------------------------------------------------------------

* Based on the average of the high and low prices of shares of the Common Stock as reported on the American Stock Exchange on July 1, 1999.
** Calculated pursuant to Rule 457(c).

  THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of (i) 2,000,000 shares of Common Stock of KFx Inc. (the "Company") issuable pursuant to the Company's 1999 Stock Incentive Plan (the "1999 Plan"); (ii) 200,000 shares of Common Stock of the Company issuable pursuant to the Company's 1998 Directors Nonqualified Stock Option Plan (the "1998 Directors Plan"); and (iii) 100,000 shares of Common Stock of the Company issuable pursuant to the Company's 1998 Advisory Committee Nonqualified Stock Option Plan (the "1998 Advisory Committee Plan").

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     KFx Inc., a Delaware corporation, (the "Company") hereby states that the following documents and information filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this Registration Statement:

1.  The Company's Annual Report on Form 10-K for the year ended December 31,
1998;

2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

3. The description of the Company's Common Stock, par value $0.01 per share, contained in the Company's Registration Statement on Form 10-SB filed with the Commission under Section 12 of the Exchange Act on July 11, 1994, including any amendment or report filed for the purpose of updating such description.

     All documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement to be a part hereof from the dates of filing such documents or reports.

     Any statement contained in a document incorporated by reference in this Registration Statement, or deemed to be incorporated by reference herein, shall be modified or superseded for purpose of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     The Company has implemented such elimination/limitation of liability and indemnification provisions in its Certificate of Incorporation and Bylaws which provide that the Company shall indemnify all persons whom it may indemnify under the DGCL to the fullest extent permitted by the DGCL.

     The above discussion of the Company's Certificate of Incorporation and Bylaws and Sections 102 (b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws and statutes.

     Pursuant to Section 145(g) of the DGCL the Company maintains insurance on behalf of the directors and officers serving at the request of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

  Not applicable.

ITEM 8.  EXHIBITS

  The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

  4.1(1)  Restated Certificate of Incorporation of the Company

  4.2(1) Certificate of Amendment to Certificate of Incorporation of the Company.

  4.3(2)  Second Amended and Restated Bylaws of the Company.

  4.4(2)  Sample Common Stock Certificate.

  5.1 Opinion of Morrison and Foerster LLP as to the legality of the Common Stock being registered. /*/

  23.1    Consent of Morrison and Foerster LLP (see Exhibit 5.1). /*/

  23.2    Consent of PricewaterhouseCoopers LLP /*/

  24.1    Powers of Attorney (see signature page)

_________________
/*/ Filed herewith.
(1) Document previously filed with the Commission on March 1, 1994 as an exhibit to the Company's Form 10-SB and incorporated herein by reference.

(2) Document previously filed with the Commission with the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995 and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, KFx Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on June 17, 1999.

                              KFX INC.
                              (Registrant)
                              By:  /s/  Theodore Venners
                                   ---------------------
                                    Theodore Venners
                                    Chairman, President and
                                    Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore Venners and Seth L. Patterson, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacitates, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Name                                  Title                           Date
              ----                                  -----                           ----
/s/ Stanford M. Adelstein                         Director                      June 17, 1999
--------------------------------
Stanford M. Adelstein

/s/ Vincent N. Cook                               Director                      June 17, 1999
--------------------------------
Vincent N. Cook

--------------------------------                  Director                      June 17, 1999
Brian D. Holt

--------------------------------                  Director                      June 17, 1999
Peter G. Martin

/s/ Seth L. Patterson                Executive Vice President and Chief         June 17, 1999
--------------------------------     Financial Officer
Seth L. Patterson                    (Principal Financial and Accounting
                                     Officer)

/s/ Jack C. Pester                                Director                      June 17, 1999
--------------------------------
Jack C. Pester

/s/ Stanley G. Tate                               Director                      June 17, 1999
--------------------------------
Stanley G. Tate

/s/ Theodore Venners                Chairman of the Board of Directors,         June 17, 1999
--------------------------------    President and Chief Executive Officer
Theodore Venners                    (Principal Executive Officer)